Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of POCHE TECHNOLOGY CO., LIMITED on the Form F-1 of our report dated August 6, 2026, with respect to our audits of the consolidated financial statements of POCHE TECHNOLOGY CO., LIMITED as of March 31, 2026 and 2025, and for each of the years in the two-year period ended March 31, 2026, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
August 6, 2026